Exhibit 10.1

EMPLOYMENT CONTRACT

This Employment Contract (“Contract”) is made and effective on July 3, 2025

Between

ICONIQ GREEN TECHNOLOGY FZCO, a company registered under the laws of the United Arab Emirates with a registered address at Building A1, Dubai Digital Park, Silicon Oasis, PO Box 6009, Dubai, UAE, under registration number CN-4760304 (hereinafter referred to as “Company”) of the one party;

And

Mr. Adrian Wong, holding Hong Kong Passport with No. H22956490 and permanent resident of Hong Kong (hereinafter referred to as “Employee”) of the other party.

The terms and conditions of this employment offer are based on the following:

1.	EMPLOYMENT

a)	The Company employs, engages, and hires the employee as Chief Financial Officer, NWTN Inc. and the employee accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of the Company.

b)	This position is based in Dubai, UAE or other locations mutually agreed upon by the two parties according to the needs for performing the duties of Group VP or CFO.

c)	This position shall report to Chief Executive Officer and the Chairman of the Board of Directors, NWTN Inc.

d)	The employee shall perform such duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as those engaged in by the Company and shall also additionally render such other unrelated services and duties as maybe assigned to him, which will include undertaking tasks and duties for other Group offices, as assigned by the Company.

2.	BEST EFFORTS OF EMPLOYEE

The Employee agrees that he/she will at all times faithfully, industriously and to the best of his/her abilities, experience, and talents, perform all the duties that may be required of and from him/her pursuant to the express and implicit terms of this Contract, to the reasonable satisfaction of the Company. Such duties shall be rendered in good faith or as the interest, needs, business, or opportunity of Company shall require. The Employee may be required to travel to other locations as reasonably required to perform his/her duties. The Employee shall maintain the required professional certificates, qualifications and registrations which are necessary to enable the Employee to lawfully undertake duties during the employment tenure with the Company. The Employee consents to the Company monitoring and recording Employee’s use of Company’s electronic communication systems. The Employee shall at all times keep the Company promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and provide such explanations as the Company may require in connection therewith.

3.	EMPLOYMENT TENURE AND TERMS

a)	This Contract shall commence on July 3, 2025, with a probation period of 4 months.

b)	This Contract shall be for a period of four years, provided neither party submits a notice of termination and shall be extended for such period and on such terms as the Company decide.

c)	This Contract forms all the terms and conditions on which you will be employed by the Company starting on the date mentioned herein above and records the Contract reached between the Employee and the Company in relation to the principal terms and conditions of the Employee’s employment. Any variation to this Contract will be made in writing and signed by both parties. All capitalized terms used in this Contract have the meanings given to them in the Appendix unless expressly stated otherwise.

4.	WORKING HOURS

a)	The normal working hours shall be eight (8) hours a day or forty-Eight (40) hours a week.

b)	The Employee also agrees to work out of office or onsite as necessitated by the nature of the work or as the business may require. Any duties performed outside of the days mentioned above, which must be approved by the Employee’s line manager to qualify, will be accrued as extra days of leave, and may be covered, at the discretion of management, by compensation as outlined in Clause 5 below.

5.	COMPENSATION

a)	The Company shall pay the Employee, and Employee shall accept from Company, in full payment of Employee’s services under this Contract, salary compensation as detailed hereunder:

Basic Salary:	USD18,000.00 x 12 months per annual

Total Cash Salary per month:	USD18,000.00

The salary is payable in arrears by 10th of the succeeding month, after any necessary deductions are made while this Contract shall be in force. By signing this Contract, the Employee authorizes the Company to deduct from the salary compensation, any amount which is owed by the Employee to the Company including but not limited to overpaid salary or benefits, outstanding loans and excess leave taken, etc., if applicable.

b)	A sign-up bonus at the amount equivalent to two-month basic salary is payable to the employee as part of the payroll for the first month of employment upon completion of whatever mutually agreed by two parties.

c)	A performance-based bonus may be payable each year by the Company subject to the discretion of the Company and in line with the Company’s Group Bonus Policy for bonus entitlement. The terms of the bonus structure will be provided at the start of each calendar year by the Company and will be paid subject to the Company and/or Employee achieving the stipulated targets or key performing index within the calendar year. To receive the payment, the Employee must be employed with the Company as well as not serving notice period on the date the bonus is due to be paid. The bonus will not form part of the total annual compensation and not be attached to any end of gratuity payments. The amount of the bonus payable to the Employee is strictly confidential and should not be discussed or disclosed. Any breach may result in non-payment of discretionary award and dealt with in accordance with Company’s disciplinary procedures.

d)	The Employee will be eligible to participate in NWTN Equity Incentive Plan (EIP) through an equity limited liability partnership implemented by NWTN Inc. which went public on NASDAQ, USA in 2022. The Employee’s economics in this partnership will be effective as follows:

Phase 1: 2,500,000 shares, granted upon onboarding, and

Phase 2: 1,500,000 shares, contingent on the next round of annual increase of EIP share pool per the Company IPO-agreement and Board approval, normally during the first January of the next following year of employment.

The grand of equity shares is subject to annual KPIs of CFO to be defined and agreed by the Employee and the CEO and Chairman in the coming three months after onboarding.

A separate agreement for such an Equity Incentive Plan shall be signed between the Employee and the Company.

e)	In addition to and separate from the basic salary, the Employee will receive then Payment on account for any end of service entitlement in line and payable under UAE Labour Law 33 of 2021 and any amendment, notifications, and regulations thereof (“UAE Labour Law”) in which employed calculated solely on the monthly basic salary laid out in (A) above.

f)	During the tenure of the Employment Contract, the Employee shall be responsible for all taxes, of any applicable on the aforesaid salary and/or any other payment to be any governmental agencies as per the local UAE Labour Law in force and submit the receipts and returns to the Company in proof of such tax remittance.

6.	OFFICIAL COMMUNICATION:

The Employee agrees to use the Company provided communication tools to carry out official communication with the other employees within the Company, clients, vendors, and other third parties. The Company provided communication tools includes Company e-mail ID, Company telephone line, Company mobile number, Company’s Lark for Business, and WhatsApp conversations, online conferencing using the Company’s mobile phone number. The Company does not provide a Mobile phone.

7.	ELECTRONIC AND TECHNOLOGICAL INFRASTRUCTURE:

a)	Electronic and technological infrastructure of the Company includes but is not limited to the Company supplied electronic devices and accessories such as computers, laptops, monitors, mouse, storage media, internet connectivity, software services, software licenses and subscriptions, cloud infrastructure, servers, telephones, network switches, network devices, television, lighting, etc. The Employee agrees not to disable any threat protection devices or software such as anti-virus software, firewall, anti-malware software, etc. The Employee also agrees not use the Company’s Electronic and Technological Infrastructure to transmit.

b)	The Employee agrees not to share the Company’s Security Codes such as Username, Password, Access cards, Access codes, etc. with any other Employee or Third Party.

c)	The Employee agrees to use the electronic and technological infrastructure in compliance with local UAE Labour Law applicable from time to time. The Company prohibits transmitting, copying, downloading, and making accessible online any third-party copyright information without written approval or licensing from the copyright holder. The Company also prohibits the Employee from using the Electronic and Technological Infrastructure to cause harm or access prohibited materials that are in violation of UAE Labour Law. The Employee agrees to reimburse the Company for any damage resulting from any acts committed by the Employee.

8.	LEAVE

a)	The Employee will be entitled to Annual Paid leave of 30 calendar days to be taken between 1st January and 31st December. Only 5 leave days may be carried over into the following year and cannot be accumulated year on year. All leave is to be taken in Contract with the Employee’s immediate line manager/Partner taking into consideration business and prior work commitments. No financial payment will be made in lieu of Annual leave that has not been taken.

b)	In addition to the Annual Leave, following the successful completion of Employee’s probationary period, subject to prescribed medical certificate, Employee will be entitled to up to ninety (90) days sick leave for each year of service, as follows:

1.1.i.1.1.	The first fifteen (15) days of sick leave at full pay.

1.1.i.1.2.	The next thirty (30) days of sick leave at half pay.

1.1.i.1.3.	The remaining forty-five (45) days of sick leave at no pay.

c)	Maternity and or Paternity leave will be subject to and in accordance with the provisions of the Employment Regulations and the conditions provided under the UAE Labour Law.

9.	INSURANCES AND TAXES

a)	The Employee shall be entitled to be covered by UAE Medical Insurance as facilitated by the Company.

b)	The Employee will be responsible for his/ her own overall personal tax liabilities, if any in all applicable jurisdictions.

10.	AIRFARE

The Company will provide the Employee an annual airfare allowance as per Company policy towards their annual leave as outlined in Clause 5 above.

11.	LOCAL ACCOMONDATION & TRANSPORTATION

The Employee shall be provided with local accommodation and transportation support in the locations needed for job assignments per relevant policies of the Company.

12.	REIMBURSEMENT OF EXPENSES

The Employee may incur reasonable expenses for undertaking the Company’s business, including expenses for travel, accommodation, victuals, and similar items. The Company shall reimburse the Employee for all business-related expenses after the Employee presents an itemized account of expenditures with the required support, pursuant with the Company’s policy. Corporate entertainment requires pre-approval and must be in line with Company policy.

13.	OTHER EMPLOYMENT

The Employee shall devote all his time, attention, knowledge, and skills solely to the business and interests of the Company and the Company shall be entitled to all the benefits, profits or other issues arising from or incident to all work, services, and advice of the Employee. The Employee shall not, during the term of this Contract, be interested directly or indirectly in any manner as partner, officer, director or shareholder, advisor, employee or in any other capacity in any other business similar to the Company’s business provided that nothing contained in this section shall be deemed to prevent or to limit the right of the Employee to invest in any capital stocks or securities which are publicly traded on any public exchange or limit the Employee’s right to invest in real estate.

14.	CONFIDENTIALITY

The Employee shall not at any time or in any manner, either directly or indirectly divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any information concerning any matters affecting or relating to any business of the Company, including but not limited to any of its customers, pricing, transaction, or any other information concerning the business of the Company, its manner of operation, its plans, processes or other data without regard to whether all the above stated matters will be deemed confidential, material or important and gravely affect the effective and successful conduct of the business of the Company and the Company’s good will and that any breach of the terms of this section shall be material breach of the Contract

All the terms of this Clause 14 shall remain in full force and effect after the termination of the Employee’s employment for any reason. In addition, the Employee shall not make any public announcement or statement of any kind that he is neither employed by nor connected with the Company until after the effective date of termination.

15.	INTELLECTUAL PROPERTY

The Employee shall give the Company full written details of all inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the employment. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Employee holds them on trust for the Company. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

16.	POST-TERMINATION RESTRICTIONS

In order to protect the business connections of the Company and its affiliated companies to which he has access as a result of the employment, the Employee covenants with the Company (for itself and as trustee and agent for each affiliated company) that he shall not:

a)	for 6 months after termination of this Contract solicit or endeavour to entice away from the Company or any affiliated company the business or custom of a customer with a view to providing goods or services to that customer in competition with the Company or any affiliated company; and

b)	for 6 months after termination of this Contract offer to employ or engage or otherwise endeavour to entice away from the Company (or any affiliated company) anyone employed or engaged by the Company or any affiliated company.

17.	TERMINATION

a)	This Contract may be terminated by either party on 1 (one) month written notice to the other. If the Company shall terminate this Contract, the Employee shall be entitled to compensation for 1 (one) month-. The Company reserves the right to require the Employee not to attend work and/or not to undertake all or any of your duties of employment during any period of notice /whether given by Employee or the Company) (“Garden Leave”). However, during such Garden Leave period, the Company shall continue to give you benefits agreed in this Contract.

b)	In the event of any violation by the Employee of any of the terms of this Contract or misconduct or negligence, breach of duty or trust, the Company may terminate employment without notice and with compensation to the Employee only to the date of such termination.

c)	It is further agreed that any breach or evasion of any of the terms of this Contract by either party will result in immediate and irreparable injury to the other party and will authorize recourse to injunction and or specific performance as well as to all other legal or equitable remedies to which such injured party may be entitled under this Contract.

d)	Notwithstanding the above, the Company also reserves the right at any time to suspend all or any of Employee’s duties for such period and on such terms as the Company considers appropriate, including a requirement that the Employee will not attend the Company premises or contact employees, clients, agents, counterparts in accordance with this clause and applicable provisions of the UAE Labour Law. Subject to all time to labour law, other connected regulations and the individual circumstances, the Company may withhold Employees salary and benefits during the suspension period.

e)	Upon termination of employment, and or at any other time if the Company requests, the Employee shall deliver to the Company all documents (including electronic files), security access cards, laptop ipad, mobile phone SIM provided by the Company and or other item of equipment provided to the Employee by or concerning the Company which may be in the possession or control of the Employee.

18.	REDUNDANCY

In the event certain services extended by the Company is suspended, undergoes restructuring, downsizing or a similar event or reduces scope of the role or such function rendering the Employee’s role redundant in the location of the employment, redundancy-based separation will be applied by the Company.

19.	LOCAL LAW

It is agreed by both parties that this Contract and the performance under this Contract and all suits and special proceedings under this Contract shall be construed in accordance with the UAE Labour Law, residency law, including any related personal and employment laws, notifications, decrees, rules, and regulations thereof including amendments which may be applicable in the employment location.

20.	CONDITIONS OF EMPLOYMENT

a)	The Employee will commit to exclusivity to the Company for employment and the Employee shall neither hold nor perform an additional role for any other legal entity with or without remuneration, without the previous consent of the Company.

b)	The Employee’s employment with the Company is conditional on security clearances (where applicable) and medical fitness, Employee maintaining his/her residency status and subject to the Employee having a legal right to work for the Company and live in the country of employment and obtaining and maintaining a work permit. The Company will extend the required coordination in order to obtain approvals from the relevant authorities in UAE. In case Employee’s work permit is cancelled for any reason, Employee will no longer be under Company’s employment and shall cease.

c)	This Contract of Employment is subject to and conditional upon maintenance of clearances required for Employee’s role, and processing of a work permit enabling the Employee to work for the Company.

d)	This Contract contains the full Contract between the Employee and the Company regarding the provisions and conditions of the employment relationship, and it replaces all the previous Contracts. In addition, the Employee may be required to sign the local mandatory labour contract governing the employment terms (if applicable), and the terms laid under this Contract as agreed between the Company and Employee shall prevail over the labour contract as long such terms are not in breach of the provisions laid under UAE Labour Law 33 of 2021 and any amendment, notifications, and regulations thereof.

e)	THE PARTIES have executed this Contract on the date indicated above.

EMPLOYEE	COMPANY

/s/ Adrian Wong	/s/ Benjamin Zhai

Date: July 3, 2025	Date: July 3, 2025